UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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PartnerRe Ltd.
(Name of Registrant as Specified In Its Charter)

EXOR S.p.A. John Elkann Enrico Vellano Mario Bonaccorso Fabiola Portoso
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On July 20, 2015, EXOR S.p.A. (“EXOR”) issued the following press release:

  Turin, July 20, 2015

PRESS RELEASE

EXOR Confirms All-Cash Binding Offer of $137.50 Per Share to PartnerRe Shareholders

EXOR Offer to Provide a Special Dividend of $3.00 Per Share to Common Shareholders to Compensate for Expected Closing in Early 2016

EXOR Total Value Consideration of $140.50 Per Share to PartnerRe Shareholders Further Widens the Gap in Value with the AXIS Transaction

EXOR Sees No “Fast-Pay Stock” Issue for its Exchange Offer; Remains Committed to Delivering Full Enhancements to Preferred Shareholders

EXOR S.p.A. (“EXOR”; EXO.IM), one of Europe’s leading listed investment companies and the largest shareholder of PartnerRe Ltd. (“PartnerRe”; NYSE:PRE), announced today that PartnerRe Common Shareholders will receive a special pre-closing dividend of $3.00 per share in connection with the EXOR transaction.  This dividend will be in addition to EXOR’s confirmed $137.50 per share all-cash offer, bringing EXOR’s total all-cash consideration to $140.50 per share for Common Shareholders.

EXOR has added the $3.00 per share special dividend to compensate PartnerRe shareholders for the expected closing of the EXOR transaction in early 2016. When EXOR submitted its Binding Offer in May, EXOR had assumed the PartnerRe Special General Meeting would be held in June and the closing of the EXOR transaction would occur in the fourth quarter of 2015.

This additional $3.00 per share of real incremental value to PartnerRe Common Shareholders further widens the gap in value with the AXIS transaction. Under the AXIS transaction, the increase in the special dividend announced on July 16, delivers to PartnerRe shareholders less than $1.00 per share of incremental value, after adjusting for: i) the ownership split in the combined AXIS/PartnerRe; ii) the reported declines in the second-quarter 2015 tangible book value of both PartnerRe and AXIS; and iii) the costs associated with the 100 basis point increase in the dividend rate for PartnerRe preferred shares.

Through its actions, PartnerRe’s Board has effectively acknowledged the superiority of the EXOR Binding Offer by seeking enhanced terms with AXIS.  This is the second time the PartnerRe Board has sought to improve its terms with AXIS to respond to the EXOR offer, while continuing to claim that the EXOR offer is inferior. The enhancements announced by EXOR today confirm that EXOR’s Binding Offer -- which was extended to August 11, 2015 -- is superior and further widen its value advantage compared to the AXIS transaction.

In addition, despite PartnerRe’s statements to the contrary, EXOR does not believe that the Internal Revenue Service (“IRS”) will treat the preferred shares in the EXOR proposed exchange offer as part of a “listed transaction” or “prohibited tax shelter” involving “fast-pay stock”. EXOR hence remains committed to delivering full enhancements to PartnerRe preferred shareholders. Further details are below.

The enhancements announced today, which are detailed in a presentation at www.exor-partnerre.com, underscore that EXOR’s offer is clearly superior for all PartnerRe shareholders.

EXOR’s offer is superior for PartnerRe Common Shareholders as it includes:

•	$137.50 in cash per share plus a special dividend of $3.00 per share in connection with the EXOR transaction closing providing PartnerRe Common Shareholders with a total cash value of $140.50 per share. In addition, PartnerRe common shareholders are expected to receive an additional $0.70 per share of ordinary dividends per quarter through closing.
•	A 7%[1] premium to the implied, unaffected value of the AXIS transaction for Common Shareholders, and a 14%[2] premium to pro-forma tangible book value per share of the combined PartnerRe/AXIS.
•	A 1.28 x P/TBV multiple (the highest amongst comparable transactions) and a 30% premium to PartnerRe’s unaffected share price of $114.14 per share.[3]
•	An all-cash, fully financed, transaction providing value certainty to PartnerRe shareholders in a challenging industry environment and in the event of catastrophe or market losses (such as the ones reported by both AXIS and PartnerRe in Q2 2015).
•	A “Go Shop” provision until September 14, 2015 allowing PartnerRe to actively solicit bids from third parties after signing with EXOR, thereby ensuring the maximization of value for PartnerRe Common and Preferred Shareholders and giving them the assurance that the EXOR Binding Offer remains the superior alternative for the company.
•	A covenant increasing the value of EXOR’s Binding Offer by an additional $6.39 per common share in cash, if both PartnerRe and AXIS shareholders vote down the PartnerRe/AXIS transaction and hence the termination fee to AXIS is not due.
•	Payment obligations and contractual terms, including the ones related to regulatory approval, backed by the balance sheet of the EXOR listed company, with a Net Asset Value of approximately $15 billion.

EXOR’s offer is Superior for PartnerRe Preferred Shareholders as it includes:

•	Enhanced terms, such as securities that are non-callable before January 2021 and with a higher dividend rate (+100 basis points) or the equivalent economic value through January 2021 (see below). EXOR is committed to delivering these benefits promptly after closing. This is a material difference compared to the enhanced terms under the AXIS transaction that are conditional and uncertain.
•	A limit on distributions to Common Shareholders of an amount less than 67% of US GAAP net income until December 31, 2020. This will result in a better capitalized PartnerRe able to improve its credit quality and withstand all the structural and cyclical challenges of the reinsurance industry. On this, Moody’s Investor Services reported on July 17, 2015 that "EXOR’s pledge to limit capital distributions for five years would allow for the organic growth of equity capital at PartnerRe and provide an important capital cushion against the inherent volatility of PartnerRe’s insured portfolio.”

1 Based on AXIS’ unaffected closing share price of $52.14 on 5/5/2015 (last closing price prior to takeover speculation for AXIS, if AXIS Agreement terminated).
2 Based on estimated pro forma tangible book value per share of ~$49 for the combined company as of December 31, 2015.
3 Based on a PartnerRe valuation including two quarters of ordinary dividends and $315 million termination fee and expense reimbursements.

•	This capital distribution limit - one of the lowest in the industry and one that AXIS has decided not to match in its revised offer for PartnerRe Preferred Shareholders - guarantees that PartnerRe Preferred Shareholders will benefit from a financially stronger company under EXOR's ownership. In contrast, this compares to a more than 125% of earnings distribution envisaged in the 2015-2017 period under the PartnerRe/AXIS transaction.
•	Very conservative leverage ratio at closing (20.7%) under the EXOR transaction, which compares with a leverage ratio of 25.4%[4] under the AXIS transaction, which will also expose PartnerRe Preferred Shareholders to a weakened balance sheet due to the impact of the $17.50 per share special dividend for Common Shareholders to be paid at closing.

In addition to the above, EXOR’s offer does not entail any merger integration risk. With EXOR, PartnerRe Common and Preferred Shareholders won’t suffer from the impact on PartnerRe of a complex integration, with expected widespread job losses, loss of brand and culture and the very real risk of loss of clients and business given that the merged company would compete with PartnerRe’s existing client base.

Further details on EXOR’s Commitment to Delivering Full Enhancements to PartnerRe Preferred Shareholders:

EXOR does not believe the IRS will treat the preferred shares in the EXOR proposed exchange offer as part of a “listed transaction” or “prohibited tax shelter” involving “fast-pay stock.” The transaction is being undertaken for a business purpose wholly unrelated to the U.S. tax abuse at which the fast-pay rules were aimed and there is no tax avoidance purpose on the part of the issuer of the preferred or the potentially benefited common shareholder, both of which are not U.S. persons in the case of the exchange offer proposed by EXOR.

While EXOR takes at face value the risk PartnerRe and AXIS have identified in relation to their proposal (perhaps as a result of the significant U.S. common shareholder base that will survive that transaction), EXOR rejects the suggestion that the same risk applies to the EXOR Binding Offer. EXOR's U.S. legal counsel, Paul, Weiss, Rifkind, Wharton & Garrison LLP, has also confirmed to EXOR that if the EXOR transaction closed and the exchange offer were launched today, it would be prepared to deliver a tax opinion that the preferred shares issued in the exchange offer should not be “fast-pay stock”, and EXOR has today amended the merger agreement to provide representations to such effect.

Although EXOR and its advisors do not believe a ruling from the IRS is necessary, in light of PartnerRe statements to shareholders to the contrary which avoid a truly committed exchange offer in the AXIS-PartnerRe transaction, EXOR is also willing to seek a private letter ruling from the IRS that the preferred shares issued in the exchange do not constitute “fast-pay stock” or are not otherwise part of a listed transaction. While PartnerRe and AXIS have specifically linked the timing and delivery of their exchange offer to such a letter, there is no guarantee that the IRS will issue a private letter ruling on a timely basis, or at all. Among other reasons, the IRS may see that there is no abuse intended in the transaction and decline to spend administrative time and resources on the subject.

Accordingly, in light of the possibility of not receiving the private letter ruling, EXOR has gone a step further to provide additional comfort for PartnerRe Preferred Shareholders with respect to the EXOR offer. It has today also amended the merger agreement to provide that if the private letter ruling is not obtained prior to the closing of the EXOR transaction, then a lump sum cash payment equal to approximately $42.7 million, which is the entire amount of 100 basis points of additional dividend payments for five years, would be separately paid by EXOR to the record holders of preferred shares at closing. This compensates holders for the loss of the assured years of coupon increase that they would have had if they participated in the exchange.

4 Assumes incurrence of an additional $300 million of indebtedness to fund the increase in the special dividend pursuant to the terms contemplated by the amended amalgamation agreement filed by PartnerRe July 16, 2015.

In addition, if the private letter ruling is not obtained by closing of the EXOR transaction, EXOR will continue with the previously announced exchange offer (except for the dividend increase, which will be replaced by an upfront lump sum payment). This means preferred holders will still have an opportunity to benefit from both five years of call protection and the assurance of a more conservative capital distribution policy.

EXOR’s Binding Offer is clearly superior on all significant measures and therefore EXOR continues to urge PartnerRe Common and Preferred Shareholders to vote the GOLD proxy card AGAINST all three proposals related to the AXIS transaction and asks shareholders not to sign or return any WHITE proxy cards they receive from PartnerRe.  Shareholders who have already returned a WHITE proxy card, can change their vote by simply returning the GOLD proxy card.

PartnerRe shareholders seeking clarity on the EXOR offer can contact EXOR’s proxy solicitor, Okapi Partners LLC, at info@okapipartners.com or toll free at (877) 796-5274 (banks and brokerage firms should call +1 (212) 297-0720). Information about EXOR’s offer and access to proxy materials are also available at www.exor-partnerre.com.

ABOUT EXOR

EXOR is one of Europe’s leading investment companies and is controlled by the Agnelli family. It is listed on the Milan Stock Exchange and has a market capitalization of approximately $12 billion and a net asset value of approximately $15 billion. For over a century EXOR has made successful investments, including more recently the acquisition of Chrysler by Fiat, creating the world’s seventh largest car producer (“FCA”) with a $20 billion market capitalization.

EXOR focuses on long-term investments in profitable global companies, primarily in Europe and the United States, that benefit from its strong permanent capital base. In addition to FCA, its principal investments include CNH Industrial, the fourth largest global capital goods company (with a $12 billion market capitalization), and Cushman & Wakefield, the world’s largest private commercial real estate services company.

FOR FURTHER INFORMATION

Investors:
EXOR Investor Relations
Fabiola Portoso
+39 011 509 0345
ir@exor.com

Okapi Partners LLC is assisting EXOR with its efforts to solicit proxies. PartnerRe shareholders who have questions about voting their shares should call Okapi Partners LLC toll free at (877) 796-5274 (banks and brokerage firms should call +1 (212) 297-0720).

Okapi Partners
Bruce H. Goldfarb / Pat McHugh / Jon Einsidler / Lydia Mulyk
info@okapipartners.com

Media:
EXOR Media Relations
Andrea Griva
+39 011 509 0318
media@exor.com

StockWell Communications
Philip Gawith / Richard Holloway / Laura Gilbert
+44 20 7240 2486
exor@stockwellgroup.com

Abernathy MacGregor
Tom Johnson / Mike Pascale / Allyson Vento
+1 212 371-5999
exor@ABMAC.com

Community
Auro Palomba / Marco Rubino
+39 02 8940 4231
milano@communitygroup.it

FORWARD-LOOKING STATEMENTS

Certain statements and information contained in this communication that are not statements or information of historical fact constitute forward-looking statements, notwithstanding that such statements are not specifically identified as such. These statements may include terminology such as “may”, “will”, “expect”, “could”, “should”, “intend”, “commit”, “estimate”, “anticipate”, “believe”, “remain”, “on track”, “design”, “target”, “objective”, “goal”, “forecast”, “projection”, “outlook”, “prospects”, “plan”, “intend”, or similar terminology, including by way of example and without limitation plans, intentions and expectations regarding the proposal to acquire PartnerRe, the financing of a potential transaction, and the anticipated results, benefits, synergies, earnings accretion, costs, timing and other expectations of the benefits of a potential transaction.

Forward-looking statements are related to future, not past, events and are not guarantees of future performance. These statements are based on current expectations and projections about future events and, by their nature, address matters that are, to different degrees, uncertain and are subject to inherent risks and uncertainties. They relate to events and depend on circumstances that may or may not occur or exist in the future, and, as such, undue reliance should not be placed on them. Actual results may differ materially from those expressed in such statements as a result of a variety of factors, including changes in general economic, financial and market conditions and other changes in business conditions, changes in commodity prices, the level of demand and financial performance of the major industries our portfolio companies serve, changes in regulations and institutional framework (in each case, in Italy or abroad), and many other factors, most of which are outside of the control of EXOR. EXOR expressly disclaims and does not assume any liability in connection with any inaccuracies in any of these forward-looking statements or in connection with any use by any party of such forward-looking statements. Any forward-looking statements contained in this communication speak only as of the date of this communication.

EXOR undertakes no obligation to update or revise its outlook or forward-looking statements, whether as a result of new developments or otherwise. Names, organizations and company names referred to may be the trademarks of their respective owners. This communication does not represent investment advice neither a solicitation, nor a recommendation nor an invitation, nor an offer for the purchase or sale of financial products and/or of any kind of financial services as contemplated by the laws in any country or state.

IMPORTANT INFORMATION FOR INVESTORS AND SHAREHOLDERS

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities. EXOR has filed a proxy statement (the “Proxy Statement”) with the United States Securities and Exchange Commission (the “SEC”) in connection with the upcoming special meeting of the shareholders of PartnerRe at which the PartnerRe shareholders will consider certain proposals regarding the proposed transaction with AXIS (the “Special Meeting Proposals”).

This material is not a substitute for the Proxy Statement that EXOR has filed with the SEC or any other documents which EXOR may send to its or PartnerRe’s shareholders in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. All such documents, when filed, are available free of charge at the SEC’s website (www.sec.gov) or by directing a request to EXOR through the investor contacts listed above.

This letter does not address all of the tax consequences to holders of PartnerRe preferred shares that receive surviving company shares in the merger or exchange offer. Holders of PartnerRe preferred shares are urged to consult their tax advisors as to the United States federal, state, local and non-United States tax consequences to them of participating in the merger, some of which are uncertain and may depend on such holders’ individual circumstances.

PARTICIPANTS IN THE SOLICITATION

EXOR and its directors, executive officers and other employees may be deemed to be participants in any solicitation of shareholders in connection with the Special Meeting Proposals. Information regarding EXOR’s directors and executive officers is available in EXOR’s public announcements and filings with the SEC, Consob and the Borsa Italiana, which can also be found at www.exor.com.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is available in the Proxy Statement.